Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, each person whose signature appears below constitutes and appoints Andrew J. England and Sarah K. Hilty, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for him or her and in his or her name in the capacity indicated below, a registration statement on Form S-3 for National CineMedia, Inc., and any and all amendments (including post-effective amendments) thereto with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and unto each of them, full power and authority to do and to perform each and every act and thing necessary or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself or she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or resubstitue, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Scott N. Schneider	Chairman	April 10, 2018
Scott N. Schneider	(Chairman of the Board)

/s/ Lawrence A. Goodman	Director	April 10, 2018
Lawrence A. Goodman

/s/ David R. Haas	Director	April 10, 2018
David R. Haas

Signature	Title	Date

/s/ Thomas Lesinski	Director	April 10, 2018
Thomas Lesinski

/s/ Paula Madison	Director	April 10, 2018
Paula Madison

/s/ Lee Roy Mitchell	Director	April 10, 2018
Lee Roy Mitchell

/s/ Mark Segall	Director	April 10, 2018
Mark Segall

/s/ Renana Teperberg	Director	April 10, 2018
Renana Teperberg